Consent of Independent Certified Public Accountants

Consent of PricewaterhouseCoopers LLP

March 30, 2000

We consent to the incorporation by reference in the registration statements of Modis Professional Services, Inc. on Form S-3 (Reg. Nos. 333-17715, 333-18695, 333-49505 and 333-67271) and on Form S-8 (Reg. Nos. 33-99262, 333-06899,
333-15701,  333-16043,  333-30455,  333-41305,  333-49495, 333-49493, 333-58261,
333-69915,  333-79001,  333-79001  and  333-88329) of our report dated March 30,
2000, on our audits of the consolidated financial statements of Modis Professional Services, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in the Company's filing on Form 10-K/A.


PricewaterhouseCoopers LLP
Jacksonville, Florida